EXHIBIT 99

             Eastern Utilities, Attorney General, DOER
              File Electricity Competition Agreement
                      With Massachusetts DPU

         BOSTON, May 16   Eastern Edison Co., Montaup Electric Co., the
Massachusetts attorney general and the state's Division of Energy Resources
(DOER) today filed with the Department of Public Utilities (DPU) details of their settlement agreement to bring competition to the electric utility industry in Massachusetts.

         Eastern Edison customers would receive a 10 percent reduction from today's rates in their electric bills when competition among suppliers of electricity starts, under terms of the agreement. Additional savings may be possible in the competitive marketplace.

         The target date to open the Massachusetts electricity market to competition is Jan. 1, 1998.

         Eastern Edison and Montaup are subsidiaries of Eastern Utilities Associates (EUA). Joining EUA, the attorney general and the DOER in sponsoring the proposal before the DPU are the Northeast Energy and Commerce Association, Competitive Power Coalition, Northeast Energy Efficiency Council, Conservation Law Foundation, Retailers Association of Massachusetts, The Energy Consortium, American National Power and Intercontinental Energy Corporation.

         "We are optimistic the DPU will view our agreement favorably, says Donald G. Pardus, EUA's chairman and chief executive officer. "We're truly excited to be at the forefront of moving to competition with customer choice of suppliers of electricity."

         "This settlement agreement enables us to provide a price break to the 180,000 customers of Eastern Edison in the Brockton and Fall River areas," he continued. "At the same time, it treats EUA's shareholders fairly by taking the uncertainty out of stranded cost recovery."

         The settlement agreement provides EUA full recovery of 100 percent of its above-market generation investment, often referred to as 'stranded costs.'

         The agreement requires EUA to divest itself of Montaup's power generation assets by selling them on the open market, and to functionally separate Montaup's transmission facilities from Eastern Edison's distribution system to meet the competitive market objectives of the attorney general's Consumers First plan and DOER's restructuring proposal.

         The Eastern Edison settlement agreement includes these factors in addition to the 10 percent rate reduction:

           The retail distribution component of rates is frozen until Dec. 31, 2000.

           Periodic adjustments to Eastern Edison's rates for such things as purchased power and conservation costs are eliminated, and rolled into base rates.

           Existing discounts for low-income customers are preserved.

           Rates for generation, transmission and distribution are separated, or "unbundled."

           While all customers have the option of choosing their electricity supplier as early as Jan. 1, 1998, Eastern Edison would continue to supply energy for customers who choose not to choose at a standard offer price, which starts at 2.8 cents per kilowatthour (kWh) and gradually rises, until it ceases to exist at the end of 2004.

           An access charge starting at 3.04 cents per kWh and declining over time will recover stranded cost investments.

           Performance measures to ensure that historic levels of reliability and customer satisfaction are maintained under performance-based rates taking effect Jan. 1, 1998.

           EUA continues its commitment to environmental stewardship under the agreement by these terms:

           Additional reductions in the emission of nitrogen oxides (NOx) and sulfur dioxide (SO2) from Montaup's Somerset, Mass., generating station and from its share in the Canal generating station at Sandwich.

           Continued funding by Eastern Edison of its demand-side management and conservation programs and a continued commitment to the development of clean renewable sources of energy.

         "Our settlement agreement demonstrates that EUA is ready for competition to begin," Pardus concluded. "We look forward to serving our customers in this new environment."

         Eastern Edison provides electric service to about 180,000 customers in the Greater Brockton and Fall River areas of southeastern Massachusetts. It is a subsidiary of EUA, a Boston-based diversified energy services company. Montaup is EUA's wholesale generation and transmission utility. Information about EUA is available on the world wide web at http://www.eua.com.